EXHIBIT 99.1

BERKSHIRE HILLS ANNOUNCES CEO TRANSITION
Appoints Richard M. Marotta Chief Executive Officer
Appoints Sean A. Gray President of Berkshire Bank

BOSTON, MA – November 26, 2018 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) the parent company of Berkshire Bank, announced today that Michael P. Daly has stepped down as Chief Executive Officer, President and Director.  Berkshire Bank President, Richard M. Marotta has been named Chief Executive Officer and President of the Company and Chief Executive Officer of the Bank; and he has also been appointed as a member of the Board of Directors. Additionally, Berkshire Bank Chief Operating Officer, Sean A. Gary has been named President of the Bank.  Although these changes are effective immediately Mr. Daly will continue to be available to assist in the transition of the CEO role to Mr. Marotta.

“Mike’s commitment to the Bank, our customers and our communities has been instrumental in Berkshire’s success.  We thank him for his focus on creating the strong franchise we have today,” said William J. Ryan, Chairman the Board of Directors.  “Building on the Company’s progress under Mike’s leadership, Richard is in a strong position to step into the CEO role.  He is deeply familiar with our strategy, our markets and our people.  Richard, Sean and the rest of the executive team remain committed to growing Berkshire’s operations, executing on the strategic plan and delivering strong results.”

“I am extremely proud of the accomplishments that the employees of the Company have achieved during my time as CEO,” Mr. Daly said.  “When I began my tenure 16 years ago Berkshire Bank was one of the smallest banks headquartered in Massachusetts with some 300 employees, the Company is now the largest with nearly 2,000 employees.  I’ve built long lasting relationships with many employees during this time who I will continue to view as my family.”

ABOUT RICHARD M. MAROTTA
Richard M. Marotta has been Senior Executive Vice President of Berkshire Hills Bancorp, Inc. and President of Berkshire Bank since 2015.  Mr. Marotta joined the Company as EVP, Chief Risk Officer in 2010.  From 2013-2015 he served as EVP, Chief Risk and Administrative Officer.  Throughout his tenure in these key roles, Marotta was responsible for restructuring the entire Risk, Credit, Compliance, and Anti-Fraud programs of the bank; played a key role in mergers and acquisitions; and implemented the strategic plan for the Bank’s move into Boston.

Before joining Berkshire, Marotta spent over 20 years at KeyBank including senior leadership roles in lending, credit and asset recovery. In his final role as the Executive Vice President and Chief Restructuring Officer, he oversaw allowance capital planning, asset based lending, and commercial and business aviation restructures and workouts.    Marotta graduated from Union College with a Bachelor of Arts in Economics and Finance; he also earned an Advanced Certificate in Risk Management from the Wharton School of Business at the University of Pennsylvania.

ABOUT SEAN A. GRAY
Sean A. Gray has been Senior Executive Vice President of the Company and Chief Operating Officer of the Bank since 2015.  Mr. Gray joined the Company as First Vice President, Retail Banking. From 2010-2015 Gray served as Executive Vice President, Retail Banking. During his time with the Company Gray has played a vital role in the operating teams of the Bank, including retail banking, mortgage banking, commercial banking, cash management, wealth management, insurance, and marketing and was the President of the prior Berkshire Municipal Bank.  Gray further serves as President of Berkshire Insurance Group.

Prior to joining the Bank, Gray spent 6 years with Fleet Bank, who was acquired by Bank of America, in multiple roles including Vice President and Consumer Market Manager in Waltham, Massachusetts.  In this role he was responsible for the sales and services of an $8 billion region with emphasis on business banking, private banking, consumer banking and consumer operations.  Gray graduated from Bentley University with a Bachelor of Science in Finance.

ABOUT BERKSHIRE HILLS
Berkshire Hills Bancorp is the parent of Berkshire Bank - America’s Most Exciting Bank®. The Company has approximately $12.0 billion in assets and 115 full service branches in Massachusetts, New York, Connecticut, Vermont, New Jersey, and Pennsylvania providing personal and business banking, insurance, and wealth management services. The Company also offers mortgages and specialized commercial lending services in targeted national markets.

CONTACTS
James M. Moses; Senior Executive Vice President & CFO; 413-236-3379
Elizabeth Mach; Senior Vice President & Marketing Officer; 413-445-8390